Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2015, except for all unit and per unit amounts as discussed in Note 9 and for Note 16 as to which the date is November 24, 2015, with respect to the consolidated financial statements of Energy Transfer Equity, L.P. contained in the Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

January 12, 2016